Exhibit 4.6

COMMON SHARE PURCHASE WARRANT

AURIS MEDICAL holding ag

Warrant Shares: [_______]	Initial Exercise Date: [_______], 2018
Issue Date: [_______], 2018

THIS COMMON SHARE PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on June 18, 2020 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Auris Medical Holding AG, a company established in Switzerland (the “Company”), up to [______] (as subject to adjustment hereunder, the “Warrant Shares”) of registered common shares, nominal value CHF 0.02 per share (each, a “Common Share”). The purchase price of one Common Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.            Definitions. The following terms, as used herein, have the following meanings:

“Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or Switzerland or any day on which banking institutions in the State of New York or in the Canton of Basel-City, Zurich or Zug (Switzerland) are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Market Price” of a Common Share on any date shall mean the arithmetic mean of the VWAP on each of the five (5) consecutive Trading Days immediately preceding such date. The Market Price shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means the transfer agent for the Company’s Common Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price per share of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)). If VWAP cannot be calculated on such date on any of the foregoing bases, the VWAP on such date shall be the fair market value per share of the Common Shares as mutually determined by the Company and the Holder.

2

Section 2.             Exercise.

a)           Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or (subject to the limitation set forth in this paragraph 2(a)) in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by (i) informing the Company (via email sent to LegalAdmin@aurismedical.com) about the Holder’s intention to submit (or release from escrow, as applicable) a Notice of Exercise and, at least one (1) Trading Day following such information, delivery to the Company (or such other office, agency or bank of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of the duly executed original of the Notice of Exercise in the form attached hereto as Exhibit A and (ii) payment of the aggregate Exercise Price for the Common Shares specified in such Notice of Exercise in cash by wire transfer to the bank account in Switzerland as specified in the Notice of Exercise (or to any other bank account in Switzerland as specified by the Company) (the “Bank Account”); provided, that any single exercise shall be for Common Shares with an aggregate Exercise Price of no less than CHF 25,000 (or if the Holder’s purchase rights hereunder shall then be for Common Shares with an aggregate Exercise Price of less than CHF 25,000, such exercise shall be for all Common Shares then subject to purchase hereunder). At the Holder’s election, such Holder may deposit an executed Notice of Exercise in escrow with the Company and may thereafter provide irrevocable instructions to the Company with information necessary to complete such Notice of Exercise via email sent to LegalAdmin@aurismedical.com. The Company will complete such Notice of Exercise with such information and thereafter release such Notice of Exercise from escrow such that the Notice of Exercise shall be delivered to the Company. Within one (1) Trading Day following the date that a Notice of Exercise is sent to the Company or, if the Notice of Exercise is held in escrow by the Company, the date that the relevant instruction to complete the Notice of Exercise is sent via email to the Company, the Holder shall deliver the aggregate Exercise Price for the Common Shares specified in such Notice of Exercise to the Bank Account. No medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form shall be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. If there is no effective registration statement under the Securities Act permitting the issuance of Warrant Shares upon exercise of this Warrant, a Holder may not exercise the purchase rights represented by this Warrant unless such Holder, at the time of such exercise, is an Accredited Investor and such Holder, at the Company’s request, represents the same to the Company in writing. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)           Exercise Price. The exercise price per Common Share under this Warrant shall be CHF [0.05], subject to adjustment hereunder (the “Exercise Price”). In no event shall the Exercise Price be adjusted below the nominal value (or U.S. dollar equivalent) of the Common Shares, which is CHF 0.02 as of the Initial Exercise Date.

c)           If an executed Notice of Exercise is delivered to the Company in accordance with the provisions of Section 2(a) at a time when there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Warrant Shares to the Holder (“Registration Unavailability Period”), then, (i) the Company shall pay to the Holder, in cash, an amount equal to the product of (A-B) and (X) and (ii) the number of Warrant Shares available for purchase hereunder shall be decreased by an amount equal to (X), where:

(A) = the last VWAP immediately preceding the time of delivery of the executed Notice of Exercise during the Registration Unavailability Period (to clarify, the “last VWAP” will be the last VWAP as calculated over an entire Trading Day such that, in the event the Notice of Exercise is delivered at a time that the Trading Market is open, the prior Trading Day’s VWAP shall be used in this calculation);

3

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant pursuant to the executed Notice of Exercise delivered during the Registration Unavailability Period.

d)           Mechanics of Exercise.

i.            Delivery of Warrant Shares Upon Exercise. Following the date that the Company receives the latter of the executed Notice of Exercise and the applicable Exercise Price, the board of directors of the Company shall carry out and file the capital increase based on the Company’s authorized share capital, and the register of commerce of the canton of Zug, Switzerland, shall record the respective capital increase and the amended articles of incorporation, respectively, in the commercial register, all in accordance with Swiss law. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement under the Securities Act permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that seven (7) Trading Days following the date that the Company receives the latter of the executed Notice of Exercise and the applicable Exercise Price (such date, the “Warrant Share Delivery Date”). With respect to a Holder that elects to deposit an executed Notice of Exercise with the Company, such Holder shall be deemed, for purposes of Regulation SHO, to have become a holder of the Warrant Shares with respect to which this Warrant has been exercised upon the email delivery of the relevant instruction necessary to complete the Notice of Exercise to the Company. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each CHF 1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Shares on the date of the applicable Notice of Exercise), CHF 5 per Trading Day (increasing to CHF 10 per Trading Day on the seventh Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable.

4

ii.           Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.          [Reserved].

iv.          Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Common Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed (without deducting brokerage commissions, if any), and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Shares having a total purchase price of CHF 11,000 to cover a Buy-In with respect to an attempted exercise of Common Shares with an aggregate sale price giving rise to such purchase obligation of CHF 10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder CHF 1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Common Shares upon exercise of the Warrant as required pursuant to the terms hereof.

5

v.          No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi.         Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto as Exhibit B duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii.        Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

6

e)            Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below), provided that this restriction shall not apply with respect to exercises of this Warrant by a Holder to the extent such Holder together with its Affiliates and Attribution Parties beneficially owned in excess of the Beneficial Ownership Limitation prior to the Initial Exercise Date.  For purposes of the foregoing sentence, the number of Common Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Common Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Common Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (A) the Company’s most recent annual report filed with the Commission, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Common Shares outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of Common Shares then outstanding.  In any case, the number of outstanding Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Shares outstanding immediately after giving effect to the issuance of Common Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

7

Section 3.             Certain Adjustments.

a)           Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on Common Shares or any other equity or equity equivalent securities payable in Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Common Shares into a smaller number of shares, or (iv) issues by reclassification of the Common Shares any shares of capital share of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event, and the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)           [Reserved].

c)           Cash Dividends. During such time as this Warrant is outstanding, if the Company shall declare or make any cash dividend or other cash distribution to holders of Common Shares (a “Cash Dividend”), at any time after the issuance of this Warrant, then, then (i) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Shares entitled to receive the Cash Dividend shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (A) the numerator shall be the Market Price of the Common Shares on the Trading Day immediately preceding such record date minus the amount of the Cash Dividend applicable to one Common Share, and (B) the denominator shall be the Market Price of the Common Shares on the Trading Day immediately preceding such record date; and (ii) the number of Warrant Shares shall be increased to a number of Common Shares equal to the number of shares of Common Stock obtainable immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Cash Dividend multiplied by the reciprocal of the fraction set forth in the immediately preceding clause (i).

8

d)           Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Shares, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Shares or any compulsory share exchange pursuant to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a share or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of Common Shares of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Common Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction (other than a Fundamental Transaction resulting from the merger of the Company with a wholly-owned subsidiary of the Company in which the common shares of the surviving entity remain listed or quoted on a Trading Market), the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of such Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares in the share capital of such Successor Entity (or its parent entity) equivalent to the Common Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares (but taking into account the relative value of the Common Shares pursuant to such Fundamental Transaction and the value of such shares, such number of shares and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

9

e)           Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Shares (excluding treasury shares, if any) issued and outstanding.

f)            Notice to Holder.

i.            Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly publish on its website at www.aurismedical.com a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

10

ii.          Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Shares, (C) the Company shall authorize the granting to all holders of the Common Shares rights or warrants to subscribe for or purchase any shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Shares, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Shares is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be published on its website at www.aurismedical.com, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange their Common Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice required by this Warrant constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Report on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

g)           Applicability of article 653d para. 2 Swiss Code Obligations. For the avoidance of doubt, the parties hereto acknowledge and agree that article 653d para. 2 Swiss Code Obligations shall apply.

11

Section 4.             Transfer of Warrant.

a)           Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)           New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)           Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5.             Miscellaneous.

a)           No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company. Upon receipt by the Company of a Notice of Exercise executed by a Holder and the applicable Exercise Price, such Holder shall be entitled to the voting rights, dividends and other rights as a shareholder of the Company with respect to the Common Shares specified in such Notice of Exercise.

b)           Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

12

c)           Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)           Authorized Capital.

During the term of this Warrant, the Company will at all times have authorized and reserved a sufficient number of its Common Shares as authorized capital (genehmigtes Kapital) to allow for the issuance of Common Shares following the exercise of Warrants as provided for herein. In view of this requirement, the Company's board of directors will propose to its shareholders' meeting from time to time, but at the latest one (1) month prior to the expiration of authorized capital in an amount that leaves insufficient authorized capital for the issuance of all Common Shares following the exercise of all Warrants as provided for herein, to increase or create authorized capital in an amount sufficient to cover all Warrants as provided for herein. Should the shareholders meeting not approve the proposal of the Company's board of directors, the Company will immediately, but no later than one (1) Trading Day following the respective shareholders' meeting, publicly announce such fact in a press release, post the press release on its website and file the press release on a Report on Form 6-K with the Commission. The Company acknowledges that compensation for damages may not be sufficient remedy for the Holder in case of the Company’s failure to comply with its obligations under this paragraph and therefore expressly confirms that the Holder may in such case request specific performance (Realerfüllung) upon due exercise of its purchase rights pursuant to Section 2 hereof from time to time by obligating the Company to deliver such number of shares as would have been issued to the Holder in connection with such exercise of its purchase rights from time to time.

The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, including by maintaining an effective registration statement under the Securities Act permitting the issuance of Warrant Shares upon exercise of this Warrant from the Initial Exercise Date until the Termination Date, or of any requirements of the Trading Market upon which the Common Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, after the board of directors of the Company has carried out the capital increase and the competent register of commerce has recorded the respective capital increase and the issuance of the Warrant Shares, respectively, in the commercial register, all in accordance with Swiss law, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

13

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the nominal value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in nominal value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, payment for such Warrant Shares and registration of the respective capital increase in the commercial register and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)           Governing Law. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. For the avoidance of doubt, matters involving the rights of shareholders, issuance of Common Shares and the validity of Common Shares shall be governed by the laws of Switzerland.

f)            Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

g)           Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

14

h)           Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered to the address of the Holder set forth in the Warrant Register.

i)            Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Share or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j)            Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k)           Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l)            Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m)          Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n)           Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

15

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

auris medical holding ag

By:
Name:
Title:

16

EXHIBIT A

NOTICE OF EXERCISE

To:	Auris medical holding ag, DORNACHERSTRASSE 210, 4053 BASEL, SWITZERLAND

Die Unterzeichnende

The undersigned

[Company Name Subscriber], [address/seat]

handelnd im eigenen Namen sowie im Namen und auf Rechnung von [name/company name], [address/seat],

acting in its own name and in the name and for the account of [name/company name], [address/seat],

hat Kenntnis genommen:

takes note of:

(i) vom Emissionsprospekts vom [Datum] 2018, (ii) von den Statuten von Auris Medical Holding AG, Zug (die Gesellschaft) vom 28. Juni 2018, (iii) vom Generalversammlungsbeschluss der Gesellschaft vom 28. Juni 2018 betreffend die Ermächtigung des Verwaltungsrates der Gesellschaft, das Aktienkapital jederzeit bis zum 27. Juni 2020 im Maximalbetrag von CHF 193’503.50 durch Ausgabe von höchstens 9’675'175 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.02 zu erhöhen, und (iv) vom Beschluss des Verwaltungsrates der Gesellschaft vom [Datum] 2018, wonach gestützt auf Artikel 3a der Statuten über das genehmigte Kapital beschlossen wurde, das Aktienkapital in einem oder mehreren Schritten von CHF [Betrag] um maximal CHF [Betrag] auf maximal CHF [Betrag] durch Ausgabe von maximal [Betrag] neuen Aktien mit einem Nominalwert von CHF 0.02 pro Aktie zu erhöhen, zu einem Ausgabebetrag von CHF 0.02 pro Aktie, d.h. insgesamt um maximal CHF [Betrag];

(i) the offering prospectus dated [date], 2018, (ii) the articles of association of Auris Medical Holding AG, Zug (the Company), dated June 28, 2018, (iii) the resolution of the general meeting of shareholders of the Company, dated June 28, 2018, authorizing the Board of Directors of the Company to increase, at any time until June 27, 2020, by a maximum amount of CHF 193,503.50 by issuing a maximum of 9,675,175 fully paid-up shares with a par value of CHF 0.02 each, and (iv) the resolution of the Board of Directors of the Company, dated [date], 2018, pursuant to which the share capital is to be increased, in one or in more steps, from CHF [amount] by a maximum amount of CHF [amount] to a maximum amount of CHF [amount] through the issuance of a maximum amount of [number] new shares with a par value of CHF 0.02 each, at the issue amount of CHF 0.02 per share, i.e., for an aggregate issue amount of up to CHF [amount];

und / and

1	zeichnet hiermit ● neue Namenaktien zum Nominalwert von je CHF 0.02; und hereby subscribes for ● new registered shares with a par value of CHF 0.02 each; and

2	verpflichtet sich hiermit bedingungslos, auf jede gezeichnete Aktie eine Einlage von CHF 0.02, insgesamt somit CHF ●, zu leisten auf das Kapitaleinzahlungskonto bei der UBS Switzerland AG, Bärenplatz 8, Postfach, 3011 Bern, Rubrik Auris Medical Holding AG, Zug;

herewith unconditionally undertakes to pay-in the contribution of CHF 0.02 for each subscribed share, thus in total CHF ●, to the capital increase account with UBS Switzerland AG, Bärenplatz 8, Postfach, 3011 Bern, Reference Auris Medical Holding AG, Zug;

3	bestätigt, dass der balance (Differenz zum vollständigen Ausübungspreis) bereits zu einem früheren Zeitpunkt beglichen worden ist,

confirms that the balance (difference to the aggregate exercise price) has already been paid to the Company,

Dieser Zeichnungsschein ist gültig bis zum [27. Juni 2020].

This subscription form is valid until [June 27, 2020].

[Place], [date]

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature:

Holder’s Address: